Proxy Vote Results (Unaudited)

On April 29, 2003, the shareholders of the EQ/International Equity Index Portfolio approved the Plan pursuant to which the Portfolio is to be merged into EQ/Alliance International Portfolio at the close of business on May 2, 2003. The results of the shareholder vote are as follows:

For 		Against		Authority Withheld
10,226,960 	492,911 	858,291

On April 29, 2003, the shareholders of the EQ/Small Company Index Portfolio approved a new advisory agreement between The Equitable Life Assurance Society of the United States and Alliance Capital Management L.P. effective May 1, 2003. The results of the shareholder vote are as follows:

For 		Against		Authority Withheld
13,829,369 	386,932 	818,670

On August 7, 2003, the shareholders of the EQ/Aggressive Stock Portfolio approved the Plan pursuant to which the Portfolio is to be merged into AXA Premier VIP Aggressive Equity Portfolio at the close of business on August 15, 2003. The results of the shareholder vote are as follows:

For 		Against		Authority Withheld
74,018,161 	7,107,965 	5,884,015

On August 7, 2003, the shareholders of the EQ/Balanced Portfolio approved the Plan pursuant to which the Portfolio is to be merged into AXA Moderate Allocation Portfolio at the close of business on August 15, 2003. The results of the shareholder vote are as follows:

For 		Against		Authority Withheld
242,047,231 	19,428,271 	19,784,124

On August 7, 2003, the shareholders of the EQ/High Yield Portfolio approved the Plan pursuant to which the Portfolio is to be merged into AXA Premier VIP High Yield Portfolio at the close of business on August 15, 2003. The results of the shareholder vote are as follows:

For 		Against		Authority Withheld
128,629,658 	7,339,055 	12,695,693